EXHIBIT 14.1

A-MARK PRECIOUS METALS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

(Effective May 6, 2024)

A-MARK PRECIOUS METALS, INC.

This Code of Business Conduct and Ethics (this “Code”) has been prepared to focus the directors, executive officers and other employees of A-Mark Precious Metals, Inc. and of each of its U.S. and international subsidiaries (collectively, the “Company”) on areas of ethical risk, to provide guidance to personnel to help them recognize and deal with ethical issues, to provide mechanisms to report unethical conduct and to help foster a culture of honesty and accountability. This Code applies to every director, officer and other employee of the Company. While this Code details the conduct expected of each of us and the standards to follow in our business dealings with others, no code or policy can spell out the appropriate conduct and ethical behavior for every situation with which we are confronted. In the final analysis, we have to rely on our own common sense, good judgment and conscience. Therefore, this Code is intended to provide guidelines to assist us in our work for the Company.

At the Company, we expect that all directors, officers and other employees will conduct themselves according to the highest standards of business ethics and integrity.

Adherence to these principles is important in order to maintain public trust and confidence in the Company. In addition, even an action that merely appears to be unethical can reflect negatively on us and harm our community standing.

The Company takes great pride in the high level of integrity and business ethics displayed by our directors, officers and other employees. We hope and expect that the publication of this Code will help foster and maintain this tradition.

Sincerely,

Gregory N. Roberts

Chief Executive Officer

INTRODUCTION

The Company is committed to meeting the highest standards of integrity and business ethics in its operations. These standards are discussed in the pages that follow and are reflected in the character and the conduct of the directors, officers and other employees of the Company. We urge you to become thoroughly familiar with the contents of this Code and to use it as a guide in the performance of your responsibilities for the Company. All employees are encouraged to seek assistance either from their supervisors or the General Counsel when a question or concern arises with respect to any matter addressed in this Code.

This Code is divided into five sections, each of which contains specific guidance with respect to individual conduct. These sections can be summarized in the following general principles, which should guide each of us in the performance of our day-to-day business responsibilities:

•
Avoid outside activities or influences that conflict with the best interests of the Company or impair the performance of your work responsibilities.

•
Conduct business in accordance with the letter, spirit and intent of applicable laws, regulations and policies.

•
Maintain the confidentiality of customer, personnel and Company information.

•
Be honest and trustworthy in your relationships with customers, suppliers, fellow personnel, management, stockholders and the general public.

•
Treat all persons with dignity and respect.

•
Provide service of the highest quality.

•
Refrain from using the Company’s resources and reputation for personal gain.
•
Be economical in using Company resources.

These principles are fundamental to the operation of every quality enterprise.

The Company may change, update, eliminate or deviate from the guidelines in this Code, as necessary, to address specific requirements relating to various functions and areas of responsibility.

Nothing in this Code is intended to or shall constitute a contract of employment or a commitment to any person that their employment or service to the Company will continue for any specific term. Unless otherwise agreed to in a written agreement executed on behalf of the Company, all employees at the Company are employed at will, which means that either the Company or the employee may terminate the employment relationship at any time for any reason or no reason. Employees are expected also to read, understand and comply with the Company’s Employee Handbook.

I.
Conflicts of Interest

A conflict of interest exists when the private interest of a director, officer or other employee interferes -- or even appears to interfere -- with the interests of the Company. A conflict of interest can arise when a director, officer, or other employee takes actions or has interests that may make it difficult to perform his or her duties to the Company objectively and effectively. Conflicts of interest may also arise when a director, officer, other employee or a member of one of their families receives improper personal benefits as a result of his or her position in the Company. When possible, conflicts of interest should be avoided. When conflicts do arise (for example, regarding the setting of an employee's own compensation), the director, officer or other employee must ensure that all decisions on behalf of the Company regarding the matter are made by persons who have no conflict and who are fully informed as to the circumstances that might constitute the conflict of interest.

The following are some common (but by no means all) situations in which a conflict of interest may arise:

A.
Gifts and Gratuities

Business decisions must be made impartially and solely on the basis of such factors as price, quality, service, financial responsibility and the maintenance of adequate and reliable sources of supply. Neither you nor any of your immediate family members should request or accept any gift, rebate, kickback, compensation or remuneration from anyone who supplies to, purchases from, competes with or does or is likely to do business with the Company in circumstances that might have the appearance or effect of influencing your judgment in the performance of your duties.

This does not apply to routine two-way exchanges of normal business courtesies, which might reasonably be expected to be exchanged in the ordinary course of business. The boundaries of “reasonableness” are not easily defined and in most instances are left to the good judgment and common sense of the individual.

In certain cases, because of protocol or courtesy, it may be appropriate to accept an unsolicited gift or other benefit of nominal value. You should not accept a gift that could be considered extravagant, excessive or likely to affect your judgment. You must not accept gifts or entertainment of more than nominal value, or money, loans, vacations, airline tickets, or hotel accommodations. Under no circumstances should you accept gifts of cash provided by a customer, consigner, supplier or vendor of goods or services to the Company. If a prohibited gift such as those described is received, it should be promptly returned with a polite note explaining that it is contrary to Company policy to accept it. If you receive a gift, entertainment, or other benefit that does not comply with this Code, or are unsure whether it complies, you should report it in writing to the Company’s General Counsel. The General Counsel may choose to accept the gift on behalf of the Company, determine that it is appropriate for you to keep the gift, or require that the gift be returned or donated to a charitable organization.

It is also the Company’s policy to prohibit directors, officers and other employees from making or offering payments or gifts to influence any decision to be made or action to be taken in securing or transacting Company business with another individual or organization. In many instances, this is also a violation of law (including U.S. laws that prohibit such actions even when undertaken in foreign countries).

B.
Meals and Entertainment

As part of the performance of your responsibilities, providing or accepting meals and refreshments that are business related, reasonable and of the type normally exchanged in the ordinary course of business is permitted as an exchange of normal business courtesies. However, acceptance of such meals or other amenities is prohibited when you have, or should have, any reason to believe that the offer is made with the intent to improperly influence you in the performance of your responsibilities for the Company.

The solicitation of entertainment from an individual or organization through special events, such as sporting events, social dinner meetings and other social events, is not to be used or even suggested as a prerequisite for that individual’s or organization’s doing business with the Company. However, you may occasionally accept or extend such entertainment when appropriate for business objectives and when the entertainment has been or is likely to be mutually extended during the course of the business relationship. You must not accept or extend elaborate entertainment, such as overnight or weekend trips.

C.
Outside Employment and Activities

Any individual’s outside employment or business activities could potentially conflict, appear to conflict or interfere with the employee’s ability to properly perform his or her work at the Company. The Company’s directors and employees may not perform work or services for any person, corporation, partnership or other entity that supplies to, purchases from or competes with the Company without the consent of the Chief Executive Officer (the “CEO”) or the Audit Committee.

The solicitation or performance of any outside work for personal gain during working hours is prohibited (subject to the individual’s work obligation to the Company). The performance of certain charitable activities may be permissible during working hours with the prior approval of the employee’s supervisor.

The Company’s directors, officers and other employees must obtain approval from the CEO or, in the case of an executive officer, the Audit Committee before serving on the board of directors of another for-profit company. Any of the Company’s directors, officers or other employees may serve as a director, trustee or officer of a non-profit organization in such person’s individual capacity and on his or her own time, but must get prior permission from the CEO to do so as a representative of the Company.

D.
Personal Financial Interests

A conflict with the interests of the Company arises when a director, officer or other employee or a family member holds an investment or other financial interest in any organization that provides services to, sells products to or purchases from or competes with the Company. A financial interest might arise (in such an entity or directly) through:

•
stock ownership, partnership or other proprietary interest, or holding of debt or debt securities;
•
receipt of remuneration, compensation, commissions or brokerage, finders, consulting or advisory fees;

•
holding office, serving on the board of directors or otherwise participating in management;

•
borrowing money (except for loans from banks or commercial lending institutions in the usual manner); or

•
ownership of any interest in, or any dealing in, real estate, equipment, materials or property where the opportunity for such investment is presented to the director, officer or other employee solely or substantially as a result of his or her position with the Company or where the individual stands to gain financially due to his or her position with the Company, whether or not such activities would adversely affect the Company’s best interests.

A financial interest in an entity could represent a conflict of interest even if the Company or a subsidiary also has an ownership interest in the entity.

Certain types of financial interests will not be considered substantial or material and are not covered by this Section I.D, such as ownership for investment purposes of less than five percent (5%) of any class of stock, debt or other securities in a public company or enterprise.

E.
Public Office

No director, officer or other employee of the Company may do Company business with any organization in which such individual has a financial interest without first obtaining the written approval of his or her supervisor (if an employee) and the CEO or, in the case of a director or executive officer, the Audit Committee (under the Company’s Related Party Transaction Policy). No director, officer or other employee of the Company may have any material financial interest in any organization that competes with the Company.

All Company personnel must notify and receive the approval of the General Counsel before committing to a candidacy for elective office or a formal position on a campaign committee and before accepting an appointment to a public or civic office. The Company may wish to take steps to ensure that such campaign or public service does not raise conflicts of interest. In general, a Company employee may run for and serve in local, elective or appointed civic offices so long as the activity, including campaigning:

•
occurs outside work hours;
•
involves no use of the Company’s name, facilities, client lists, assets or funding;

•
is confined solely to the person’s capacity as a private citizen and not as a representative of the Company; and
•
does not present an actual or perceived conflict of interest for the Company, as determined in the Company’s sole judgment.

A director, officer or employee may disclose his or her office, title and service history with the Company in connection with running for or serving in public office or when engaging in public advocacy, but shall not state or imply in any way the Company is endorsing any candidate or public policy position (except for public advocacy authorized by and on behalf of the Company).

II.
Corporate Opportunities and Confidentiality

A.
Corporate Opportunities

Officers, directors and personnel have a duty to the Company to advance its legitimate business interests as opportunities to do so arise. Such personnel are also prohibited from using the Company’s property, information or positions for personal gain or competing with the Company. Officers, directors and personnel must not take for themselves (or direct to a third party) a business opportunity that is discovered through the use of Company property, information or position, unless the Company has already been offered the opportunity and turned it down.

In some situations, it is difficult to distinguish personal benefits and benefits to the Company. Likewise, certain situations may provide both personal benefits and benefits to the Company. Where you will make use of Company property or resources in any way that is not solely for the Company’s benefit, you should seek approval of such use in advance from the General Counsel.

B.
Confidential Information

The Company’s directors, officers and personnel are all responsible for protecting the Company’s confidential information and using that information only for the Company’s purposes. Confidential information includes all non-public and proprietary information. Confidential information should not be disclosed to any unauthorized person. Company personnel should not discuss confidential Company information outside the Company, even with their families, without authorization. Such information must be protected because unauthorized disclosure could destroy its value to the Company and give unfair advantage to others. Examples of Company confidential information (which are by no means exhaustive) include the Company’s customer data, sources of supplies, technologies, pricing policies, marketing programs, new products, computer programs and data files, non-public sales or earnings results, business strategies or initiatives, personnel information, workplace issues and conflicts and any other information concerning the Company’s financial, legal or other business activities. Other information to which personnel have access – which should remain confidential -- may include personal or business information about the Company’s directors, officers, personnel, stockholders or customers. The Company’s customers properly expect that their information will be kept confidential. The Company takes any violation of a customer’s confidentiality very seriously and will not tolerate such conduct.

The Company’s personnel should use confidential information only as necessary to perform their duties to the Company and never for their own benefit. Personnel are responsible for the safekeeping of any confidential information, whether verbal, written, or electronic, and for limiting access to those who have a need to know in order to do their jobs. That means personnel should avoid discussing confidential information in common areas in our buildings or in elevators, restaurants, airplanes, taxicabs, or other public areas. Company personnel should only disclose confidential information when properly authorized or legally required.

All information and materials (including Company information, manuals, documents, software, digital files, etc.) must be returned at any time at the Company’s request and on or before the last day of employment or other association with the Company. The obligation to preserve confidential information continues even after your employment or other association ends, and personnel may not divulge or use confidential information (or documents containing confidential information) that you may have learned about or received in your employment or association.

Directors, officers and employees also must exercise due care to avoid inadvertent disclosure of confidential information or expose the Company to cyber- security risks. This means being vigilant when opening and responding to emails and connecting to links inside emails, and otherwise following safe practices when accessing the internet.

C.
Insider Trading Policy

Officers, directors and other employees of the Company are obligated to adhere to the Company’s Insider Trading Policy, a copy of which has been provided to them. The Insider Trading Policy is also posted on our corporate website located at www.amark.com.

D.
Media Disclosure

Directors, officers and other employees may receive inquiries from news media representatives. Individuals who talk directly to reporters risk providing incorrect information or revealing proprietary strategies. Unless responding to such inquiries is among an individual’s specifically authorized responsibilities, all personnel should politely refer all media representatives to the General Counsel.

Directors, officers and employees must exercise care when posting to social media or otherwise on public forums or otherwise on the internet. All rules regarding confidential and proprietary business information apply in full to blogs, web pages, social networking, X (formerly Twitter), Instagram, TikTok, and similar sites. Rules applicable to internet postings (to which directors should also adhere) are set forth in the Employee Handbook.

III.
Filings, Reports, Records, Practices, Property and Adherence to Law

A.
Company Disclosures and Reports

Directors, officers and other employees must require that any disclosure made by the Company in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”), Nasdaq or any other government agency or self-regulatory organization and any other public communication by the Company, is full, fair, accurate, timely and understandable.

B.
Company Data Records and Financial Practices

In performing responsibilities for the Company, personnel must prepare and complete all Company records, business data, reports, filings, submissions and documents in a full, fair, accurate, timely and understandable manner. These include such routine documents as time sheets and expense reports. They also include accounting entries, cost estimates and other presentations and reports to management, customers, governmental agencies (including the SEC), stockholders and the public.

The falsification of records, whether manual or electronic, is invariably unethical, generally illegal and always unacceptable to the Company. All information transmitted both within and outside of the Company must be honest and well-founded, as the integrity of the Company’s records and reports depends on the validity and accuracy of the information on which such records and reports are based and the completeness of such records and reports. In addition, accounting and financial reporting must follow the Company’s accounting policies as well as all applicable accounting principles and laws. Unrecorded funds or assets, such as “slush funds,” must not be maintained. All Company financial practices concerning accounting, internal accounting controls and auditing matters must meet the highest standards of professionalism, transparency and honesty.

Persons subject to this Policy are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead the Company’s independent public auditors for the purpose or with the effect of rendering the financial statements of the Company misleading.

In case of uncertainty as to whether a particular expense or transaction is legitimate, or how to properly account for an expense or transaction, personnel should ask the relevant supervisor or the Controller. Rules and guidelines are available from the Accounting Department.

C.
Company Funds and Property

All Company personnel are personally responsible and accountable for the proper expenditure of Company funds. This includes Company money spent on travel or other business expenses. Company personnel are also responsible for the proper use and care of Company property and consigned property over which they have control. Company equipment and other property and consigned property should be handled and cared for properly and should be used only for business purposes (exceptions limited to those authorized by the Company). It should not be used for personal benefit, sold, loaned, given away or otherwise disposed of, regardless of its condition or value, without proper authorization. Theft, carelessness and waste directly impact the Company’s profitability. All personnel are prohibited from doing anything that involves fraud, theft, embezzlement or misappropriation of Company property or consigned property.

D.
Adherence to Applicable Law

The Company requires that all officers, directors, personnel and any third parties doing business on behalf of the Company comply with all laws, rules and regulations applicable to the Company wherever it does business, including the securities laws and regulations of the SEC. The Company acknowledges that there are differences in local laws and practices between countries. In some instances, this Code establishes policies and/or requirements that would not otherwise be required in some countries. In keeping with the Company’s commitment to meet the highest standards of business conduct wherever we do business, all employees must comply with all aspects of this Code, even if it is not required by local laws. Conversely, there may be laws in certain countries that may not specifically apply outside of those countries. Company Personnel are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations and to ask for advice when you are uncertain about them.

The Company is committed to prevent money laundering and ensure that the Company is not being used to facilitate criminal activity, including terrorism-related activity. Persons subject to this Code must adhere to all laws and regulations designed to combat money-laundering activity, and the controls and procedures implemented by the Company to meet this end, including without limitation, the Company’s Anti-Money Laundering Compliance Program.

The Company aims to ensure that its own operations and, so far as possible, its suppliers’ operations, are free of slavery, servitude, forced or compulsory labor and human trafficking, and that the fundamental human rights of all of the Company’s employees and contractors are upheld.

E.
Government Proceedings and Requests for Information

From time to time, Company personnel may receive requests (either in writing or orally) from government agencies concerning the Company’s business. All information provided in response to such requests must be truthful and accurate, and Company personnel must not obstruct or impede such requests. Company personnel must not alter, falsify, mutilate, cover up or destroy any documents or records that are responsive to a government request or investigation. If you are asked to provide information concerning the Company’s business for a government investigation, contact your supervisor or the General Counsel.

IV.
A Respectful Workplace

A.
Discrimination and Harassment

The diversity of the Company’s personnel is a tremendous asset. The Company is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate unlawful discrimination or harassment of any kind. Directors, officers and employees must treat each other and all persons with dignity and respect. The Company is committed to compliance with all federal, state, and local equal employment opportunity laws. We seek to enrich the Company by recruiting individuals from diverse cultures and backgrounds with wide ranging experience and academic achievement from all over the world.

In keeping with this commitment, the Company maintains a strict policy prohibiting unlawful harassment and discrimination in the workplace, including sexual harassment, by any director, officer or employee. Any discrimination or harassment of an employee on the basis of race, religious creed, color, national origin, ancestry, physical disability, mental disability, medical condition, genetic information, marital status, sex, gender, gender identity, gender expression, age, military status, veteran status, uniformed service member status, sexual orientation, transgender identity, citizenship status, pregnancy or any other consideration made unlawful by federal, state, or local laws is strictly prohibited.

Harassment can come in many forms, including verbal harassment (e.g., epithets, derogatory comments, slurs or offensive jokes), physical harassment (e.g., assault, touching, impeding or blocking movement or any physical interference with normal work or movement)

or visual harassment (e.g., images or gestures) directed towards an individual on the basis of a protected characteristic.

Sexual harassment, in the form of unwelcome sexual advances, requests for sexual favors, widespread sexual favoritism and other verbal, physical or visual conduct of a sexual nature, is forbidden. This includes conduct that has the purpose or effect of either unreasonably interfering with an individual’s work performance or creating an intimidating, hostile or offensive working environment. Sexual harassment includes gender harassment and harassment on the basis of pregnancy, childbirth or related medical conditions, and also includes sexual harassment of a director, officer or employee of the same gender as the harasser.

B.
Workplace Violence

The Company will not tolerate workplace violence. Acts or threats of physical violence, including intimidation, harassment and/or coercion that involve or affect the Company or its personnel, will not be tolerated.

The Company is committed to providing a safe, violence-free workplace. In this regard, the Company strictly prohibits employees, consultants, customers, visitors or anyone else on Company premises or engaging in a Company-related activity from behaving in a violent or threatening manner. Moreover, as part of this policy, the Company seeks to prevent workplace violence before it begins and reserves the right to deal with behavior that suggests a propensity towards violence even prior to any violent behavior occurring. It is understood that the term "workplace" includes work-from-home arrangements.

The Company believes that prevention of workplace violence begins with recognition and awareness of potential early warning signs, and has established procedures within Human Resources for responding to any situation that presents the possibility of violence.

Workplace violence includes, but is not limited to, the following:

1.
Threats of any kind;

2.
Threatening, physically aggressive or violent behavior, such as intimidation of or attempts to instill fear in others;

3.
Other behavior that suggests a propensity towards violence, which can include belligerent speech, excessive arguing or swearing, sabotage or threats of sabotage of Company property, or a demonstrated pattern of refusal to follow Company policies and procedures;

4.
Defacing Company property or causing physical damage to the facilities; or

5.
Bringing weapons or firearms of any kind without authorization onto Company premises, in Company parking lots or otherwise while conducting Company business.

If any director, officer or other employee observes or becomes aware of any of the above-listed actions or behavior by an employee, customer, consultant, visitor or anyone else, he or she should notify the General Counsel immediately.

Further, employees should notify the General Counsel if any restraining order is in effect, or if a potentially violent non-work-related situation exists that could result in violence in the workplace. All reports of workplace violence will be taken seriously and will be investigated promptly and thoroughly, in accordance with the Company’s Whistleblower Policy, which provides protections for the person reporting any issue or concern.

If the Company determines that workplace violence has occurred, the Company will take appropriate corrective action and will impose discipline on offending employees. The appropriate discipline will depend on the particular facts but may include written or oral warnings, probation, re-assignment of responsibilities, suspension or termination. If the violent behavior is that of a non-employee, the Company will take appropriate corrective action in an attempt to ensure that such behavior is not repeated.

C.
Drug-Free Workplace

Company personnel (including directors, officers and other employees) may not use, sell, possess, purchase or transfer alcohol (except at Company sponsored functions approved by management), illegal drugs or recreational drugs on Company premises, in Company vehicles or during work hours. Company personnel also must not be under the influence of illegal drugs, alcohol or recreational drugs during work hours, regardless of when the drugs or alcohol were consumed. It is also a violation of this Code to sell, transfer or distribute personal prescription drugs on Company premises, in Company vehicles, or during work hours.

The Company is concerned about the use of alcohol, illegal drugs, controlled substances or recreational drugs as it affects the workplace. Use of these substances whether on or off the job can adversely affect an employee's work performance, efficiency, safety and health and therefore seriously impair the employee's value to the Company. In addition, the use or possession of these substances on the job constitutes a potential danger to the welfare and safety of other employees and exposes the Company to the risks of property loss or damage or injury to other persons. Furthermore, the misuse of prescription drugs and/or over-the-counter drugs also may affect an employee's job performance and seriously impair the employee's value to the Company.

For purposes of this Policy:

1.
"Illegal drugs or other controlled substances" mean any drugs or substances that

(a)
are not legally obtainable; or (b) are legally obtainable but have not been legally obtained; or (c) have been legally obtained but are being sold or distributed unlawfully.

2.
"Legal drug" means any drug, including any prescription drug or over-the- counter drug, that has been legally obtained and that is not unlawfully sold or distributed.
3.
"Recreational drug" means marijuana or other substance containing one or more of the psychoactive components of cannabis, or other non-prescription substance consumed, smoked or otherwise introduced to the human body for the purpose of altering mood or consciousness.

4.
"Abuse of any legal drug" means the use of any legal drug (a) for any purpose other than the purpose for which it was prescribed or manufactured; or (b) in a quantity, frequency or manner that is contrary to the instructions or recommendations of the prescribing physician or manufacturer.

5.
"Possession" means that an employee has the substance on his or her person or otherwise under his or her control.

The rules and standards of conduct set forth herein apply to all employees either on Company property or during the work day (including meals and rest periods). The following are strictly prohibited by the Company and will subject an employee to discipline up to and including discharge:

1.
The unauthorized use, possession, purchase, sale, manufacture, distribution, transportation or dispensation of alcohol or a recreational drug, or being under the influence of alcohol or a recreational drug while on the job (subject to the limited exception that alcohol may be provided to and consumed by people of legal drinking age at Company-sponsored functions that are approved by Company management);

2.
Driving a Company vehicle while under the influence of alcohol or a recreational drug;

3.
The use, possession, purchase, sale, manufacture, distribution, transportation or dispensation of any illegal drug or other controlled substance, or being under the influence of an illegal or controlled substance while on the job;

4.
The abuse of any legal drug;

5.
The purchase, sale, manufacture, distribution, transportation, dispensation or possession of any legal prescription drug in a manner inconsistent with the law;

6.
Working while impaired by the use of a legal drug whenever such impairment might:

(a)
Endanger the safety of the employee or some other person;

(b)
Pose a risk of significant damage to Company property or equipment; or

(c)
Substantially interfere with the employee's job performance or the efficient operation of the Company's business or equipment.

D.
Fair Dealing

All directors, officers and other employees must deal fairly with the Company’s clients, consignors, vendors, competitors and fellow Company personnel. The Company seeks to excel and outperform its competitors honestly and fairly. Competitive advantage must result from superior performance, not from unethical or illegal business dealings. The Company must not take unfair advantage of anyone through unethical or illegal measures, such as manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practices.

Our goal is to increase business by offering superior products and services. Accordingly, all Company advertising must be truthful, not deceptive and in full compliance with applicable laws, regulations and company policies. All advertising and marketing materials must be approved pursuant to the procedures established in each of the Company’s business units.

All Company personnel must guard against unfair competitive practices and exercise extreme caution to avoid conduct that might violate antitrust laws or other rules prohibiting anticompetitive activities. Violations may carry criminal penalties. If a competitor or a third party proposes to discuss unfair collusion, price-fixing or other anti- competitive activities, your responsibility is to object, terminate the conversation, or leave the meeting and report the incident promptly to the General Counsel. The Company’s personnel must avoid any discussion with competitors of proprietary or confidential information, business plans or topics, such as pricing or sales policies, that could be viewed as an attempt to make inappropriate joint decisions rather than independent business decisions.

V.
Compliance with the Code

A.
Responsibility for Compliance

All Company directors, officers and other employees are responsible for compliance with both the letter and spirit of this Code. Management assumes a special obligation for its own awareness and the effective communication of this Code to personnel who report to them. This Code shall be distributed to each new director, officer and individual employed by the Company or providing services comparable to employment upon commencement of his or her employment or other association with the Company and shall also be distributed to every existing director, officer and employee. Managers and supervisors are encouraged to maintain an open-door policy in responding to questions regarding this Code. Frequent discussion of ethical issues, both informally and formally, is a sign of good corporate practice. These responsibilities cannot be delegated.

B.
Reporting Code Violations

Anyone who knows or believes that any director, officer, employee, consultant or other individual representing the Company has engaged or is engaging in conduct related to the Company that violates applicable law, this Code, or any other code or practice standard applicable to such an individual, should report this information to his or her supervisor, anyone in their supervisory chain of command or the General Counsel in person or by sending a letter or other writing to the Company’s principal executive offices to the attention of the employee’s supervisor or the General Counsel. You may choose to remain anonymous in reporting any possible violation of this Code (see the Whistleblower Policy for procedures to raise concerns anonymously). Any supervisor who receives a report of a violation of this Code must immediately inform the General Counsel.

Personnel concerned about matters involving accounting, internal accounting controls or auditing matters should report their complaints immediately by following the procedures set forth in our Whistleblower Policy, a copy of which has been provided to you. Additional copies may be obtained by contacting the General Counsel. The policy is also posted on our corporate website located at www.amark.com.

This Code should not be construed to prohibit anyone from testifying, participating or otherwise assisting in any state or federal administrative, judicial or legislative proceeding or investigation.

C.
Investigating and Resolving Concerns

All reports of possible violations will be forwarded to the General Counsel. The General Counsel may, in her discretion, assume responsibility for evaluating any possible violation and directing or conducting any investigation or may delegate any portion of such responsibility to the Audit Committee of the Board of Directors (the “Board”), or to outside counsel. The General Counsel may also refer a report, as she sees fit, including to the Board, any of its committees or another director. If the investigation concerns a possible violation by the General Counsel, then the CEO or President shall assume the General Counsel’s responsibilities in this regard. All reports of possible violations will be handled with the utmost care and receive a thorough review.

After conducting the investigation, the results will be evaluated and the Company will authorize such response, follow-up and preventive actions, if any, as are deemed necessary and appropriate to address the substance of the reported possible violation. The Company reserves the right to take whatever action it believes appropriate, up to and including discharge of any individual determined to have engaged in improper conduct. The Company reserves the right to report illegal actions to the appropriate authorities, which may result in civil and criminal penalties.

Neither the Company nor any person associated with the Company shall discharge, demote, suspend, threaten, harass or in any other manner discipline, discriminate or retaliate against any person or entity because he or she reports any possible violations or cooperates in any investigation or inquiry regarding possible violations of applicable law or this Code using the methods outlined above, unless it is determined that the report was not made in good faith. Any such retaliation will warrant disciplinary action against the person who wrongfully retaliates, up to and including termination of employment.

D.
Questions

Company personnel having any questions regarding the best course of action in a particular situation should promptly contact their supervisor, anyone in their supervisory chain of command or the General Counsel. These discussions may concern an individual’s own activities or activities of others and may involve apparent conflicts between actions the individual has been directed to take and the standards contained in this Code.

E.
Violations

Violations of this Code are cause for disciplinary action, up to and including termination of employment.

F.
Waivers

From time to time, the Company may waive certain provisions of this Code. Any director, officer or individual who believes that a waiver may be appropriate should discuss the matter with the General Counsel. Waivers for executive officers, senior financial officers or directors may only be made by the Board and will be disclosed promptly as required by law or by stock exchange or Nasdaq regulation.

G.
Certification

Each director, executive officer and other employee of the Company is required, upon request, to certify his or her understanding of, and intent to comply with, the terms of this Code by signing the sheet at the back of this Code and returning it to the General Counsel in a timely manner.

A-MARK PRECIOUS METALS, INC.

RECEIPT AND ACKNOWLEDGMENT

To the Board of Directors of A-Mark Precious Metals, Inc. (the “Company”):

I, , have read the Company’s Code of Business Conduct and Ethics (the “Code”), and I understand and acknowledge the principles and standards of conduct set forth in the Code. I will adhere to and comply with the Code.

I understand that the Company can, at its sole discretion, change, update, eliminate, or deviate from the guidelines in the Code.

I understand that this statement and agreement does not constitute or give rise to any contract of employment or a guarantee or promise from the Company of any kind.

Signature

Date

PLEASE SIGN AND RETURN THIS FORM TO THE GENERAL COUNSEL